MGI PHARMA, INC.

Presented at the UBS Global Life Sciences Conference

September 27, 2004

Forward-Looking Statements

This presentation contains forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission filings.

MGI PHARMA

Product portfolio

Preclinical Phase 1 Phase 2 Phase 3 FDA Review Market

Aloxi® Injection (CINV) Salagen® Tablets Hexalen® Capsules

Kadian® Capsules (oncology pain) Dacogen™ (MDS) Saforis™ (oral mucositis) ZYC101a (cervical dysplasia) ZYC300 (solid tumors)

Aloxi® Injection (PONV) Aloxi® oral formulation

Irofulven Monotherapy

Combination Therapy MG98 Other Acylfulvene Analogs

Kadian®

Morphine sulfate sustained release capsules

3 year promotion agreement from Alpharma for oncology pain Indicated for management of moderate to severe pain where treatment with an opioid analgesic is indicated for more than a few days Oncology launch by MGI PHARMA in September 2004 Promotion revenue will be used to help offset R&D associated with new product candidates Excellent fit with our oncology supportive care franchise

Dacogen™

Anti-cancer agent with broad clinical activity

WW licensing agreement with SuperGen for Dacogen:

$40M equity investment, $45M in milestones

$15M committed development funding

20% to 30% royalty to SuperGen

Phase 3 trial in MDS complete

NDA and MAA submissions expected to be completed in Q404 Potential utility in MDS, AML, CML, solid tumors and sickle cell anemia Phase 3 AML trial projected to begin early 2005 Leverages MGI PHARMA’s core capabilities of oncology product development, regulatory expertise, and sales & marketing

Saforis™

Phase 3 candidate for oral mucositis

To be obtained through acquisition of Aesgen

$32M in cash plus milestone payments

5% royalty on sales to Aesgen shareholders

Proprietary formulation of L-glutamine

One phase 3 trial complete in breast cancer patients

Primary endpoint met (p=0.026): overall 22% risk reduction (WHO³2) vs. placebo

Significant activity in prevention of WHO grade 3 mucositis

Second phase 3 trial expected to begin early 2005

Builds on MGI PHARMA’s existing supportive care expertise and relationships with thought leaders

ZYC101a

Immunotherapeutic for cervical dysplasia

Obtained through acquisition of Zycos

$50M cash transaction

Immune response therapeutic for treatment of cervical dysplasia, a precancerous condition Phase 2 study completed in 161 patients:

In a prospectively defined population of patients under age 25, resolution of high grade dysplasia observed in 70% vs. 23% of placebo patients

Overall, 43% resolution for ZYC101a patients vs. 27% of placebo patients

Phase 3 pivotal program expected to begin early 2005 Target gynecologist audience overlaps with Aloxi PONV call

FY 2004 Financial Guidance

Updated September 27, 2004

Aloxi injection sales of $140 to $150 million Other product sales of approx. $27 million Licensing revenue of approximately $3 million

Cost of product sales as a percent of sales revenue of approximately 31% SG&A expenses of approximately $73 million R&D expenses of approx. $40 million, excluding an estimate of one-time in-process research and development and nonrecurring transaction expenses of $96 million

Q3 R&D is expected to be approximately $7.5M, excluding non-recurring transaction expenses

Loss before interest & taxes of $85 million

FY 2005 Financial Guidance

As provided September 1, 2004

Total revenues of approx. $280 million Total operating expenses of $205 million EBIT of $75 million

Product candidates acquired and announced on September 1, 2004 could add $500 million in combined net sales to revenue 3 to 4 years after launch